Exhibit 99.1

NEWS RELEASE

Contacts:       Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Equipment Associates Reports

 Fiscal Year 2011 Third Quarter Results

GLOUCESTER, MA, July 28, 2011 — Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (NASDAQ: VSEA) today announced results for its fiscal year 2011 third quarter ended July 1, 2011.

Revenue for the third quarter of fiscal year 2011 totaled $328.4 million, compared to revenue of $227.7 million for the same period a year ago.  Varian Semiconductor recorded net income of $67.4 million, or $0.87 per diluted share during the third quarter of fiscal year 2011, compared to net income of $45.2 million, or $0.60 per diluted share for the same period a year ago.  The third quarter of fiscal year 2011 included $3.8 million in expenses associated with the pending merger between Varian Semiconductor and Applied Materials, Inc. The third quarter also included $9.6 million in additional tax expense, as Varian Semiconductor nears completion of an IRS examination.  In total, these items reduced earnings per share by $0.16 per share.  The additional tax expense will not affect previously communicated tax rate guidance for future quarters.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is a leading supplier of ion implantation equipment used in the fabrication of semiconductor chips. Varian Semiconductor’s products are used by chip manufacturers worldwide to produce high-performance semiconductor devices. Customers have made Varian Semiconductor the market leader in ion implant because of its architecturally superior products that lower their costs and improve their productivity.

Varian Semiconductor provides support, training, and after-market products and services that help its customers to obtain high utilization and productivity, reduce operating costs, and extend capital productivity of customer investments through multiple product generations. Varian Semiconductor has ranked #1 in the VLSI Research Customer Satisfaction Survey 14 times over the last 15 years. Varian Semiconductor operates globally and is headquartered in Gloucester, Massachusetts. More information can be found on Varian Semiconductor’s web site at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning tax rate guidance for future quarters and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by such statements, including, but not limited to: the ability of Varian Semiconductor and Applied Materials, Inc. to consummate the pending merger in a timely manner or at all, volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 1,	July 2,	July 1,	July 2,
	2011	2010	2011	2010

Revenue
Product	$302,081	$209,919	$874,745	$528,662
Service	26,357	17,810	66,295	44,292
Total revenue	328,438	227,729	941,040	572,954

Cost of revenue	166,645	116,115	478,526	292,813
Gross profit	161,793	111,614	462,514	280,141

Operating expenses
Research, development and engineering	31,386	25,782	87,797	71,856
Marketing, general and administrative	41,519	31,229	111,796	89,282
Restructuring	—	380	—	380
Total operating expenses	72,905	57,391	199,593	161,518
Operating income	88,888	54,223	262,921	118,623

Interest income, net	823	1,044	2,306	2,811
Other expense, net	(349)	(98)	(749)	(1,062)
Income before income taxes	89,362	55,169	264,478	120,372
Income tax provision	21,967	10,001	42,886	19,989
Net income	$67,395	$45,168	$221,592	$100,383

Weighted average shares outstanding – basic	75,960	74,680	75,212	74,262
Weighted average shares outstanding – diluted	77,063	75,590	76,423	75,237

Net income per share – basic	$0.89	$0.60	$2.95	$1.35
Net income per share – diluted	$0.87	$0.60	$2.90	$1.33

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VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 1,	October 1,
	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$491,063	$235,450
Short-term investments	64,979	60,871
Accounts receivable, net	222,830	223,960
Inventories	226,311	190,538
Deferred income taxes	13,945	20,955
Other current assets	52,390	21,428
Total current assets	1,071,518	753,202

Long-term investments	123,884	101,332
Property, plant and equipment, net	77,981	68,140
Deferred income taxes	5,364	4,363
Other assets	16,296	15,173
Total assets	$1,295,043	$942,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$46,574	$53,529
Accrued expenses and other current liabilities	51,416	46,739
Deferred revenue	73,478	46,707
Income taxes payable	42,373	7,476
Product warranty	12,925	8,627
Total current liabilities	226,766	163,078

Long-term accrued expenses and other long-term liabilities	73,786	81,130
Total liabilities	300,552	244,208

Stockholders’ equity
Common stock	997	958
Capital in excess of par value	779,757	654,458
Less: Cost of treasury stock	(784,897)	(732,859)
Retained earnings	997,227	775,635
Accumulated other comprehensive income (loss)	1,407	(190)
Total stockholders’ equity	994,491	698,002
Total liabilities and stockholders’ equity	$1,295,043	$942,210

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